Exhibit 8.1

SIDLEY AUSTIN LLP	BEIJING	NEW YORK
787 SEVENTH AVENUE	BRUSSELS	PALO ALTO
NEW YORK, NY 10019	CHICAGO	SAN FRANCISCO
(212) 839 5300	DALLAS	SHANGHAI
(212) 839 5599 FAX	FRANKFURT	SINGAPORE
	GENEVA	SYDNEY
	HONG KONG	TOKYO
	LONDON	WASHINGTON, D.C.
LOS ANGELES
FOUNDED 1866

[FORM OF TAX OPINION]

[                    ], 2011

BNP Paribas Quantitative Strategies, LLC,

as Managing Owner of

BNP Paribas Exchange Traded Trust

c/o BNP Paribas Quantitative Strategies, LLC

787 Seventh Avenue

New York, New York 10019

Re:	BNP Paribas Exchange Traded Trust

Pre-Effective Amendment No.      to the

Registration Statement on Form S-1

Dear Sir or Madam:

We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), of Pre-Effective Amendment No.      to the Registration Statement on Form S-1, filed with the SEC on or about [                    ], 2011 (the “Registration Statement”) of BNP Paribas Exchange Traded Trust (the “Trust”), a Delaware statutory trust organized on April 30, 2010 and converted into a series trust on May 13, 2011 and with respect to BNP Paribas S&P Dynamic Roll Global Commodities Fund, one of the Trust’s series (the “Fund”).

We have reviewed such documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinion contained under the heading “Material U.S. Federal Income Tax Considerations” in the prospectus constituting a part of the Registration Statement (the “Prospectus”) that the Fund will be classified as a partnership for U.S. federal income tax purposes.

We also advise you that the tax discussion under the captions “The Risks You Face,” paragraphs (50), (51) and (52), “Summary – U.S. Federal Income Tax Considerations,” and “Material U.S. Federal Income Tax Considerations” in the Prospectus correctly describes the material aspects of the U.S. federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in the Fund.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

BNP Paribas Quantitative Strategies, LLC

[                    ], 2011

Our opinion represents our best legal judgment with respect to the proper U.S. federal income tax treatment of the Fund and United States individual taxpayers investing in the Fund, based on the materials reviewed. Our opinion assumes the accuracy of the facts as represented in documents reviewed or as described to us and could be affected if any of the facts as so represented or described are inaccurate.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,